                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant  [x]

    Filed by a Party other than the Registrant  [ ]

    Check the appropriate box:

    [x]  Preliminary Proxy Statement

    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    [ ]  Definitive Proxy Statement

    [ ]  Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE MILLS CORPORATION
                            ---------------------
              (Name of Registrant as Specified in Its Charter)

               The Board of Directors of The Mills Corporation
               -----------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    [x]  No fee required.

    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1)   Title of each class of securities to which transaction applies:

               ----------------------------------------------------------------

         (2)   Aggregate number of securities to which transaction applies:

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         (3)   Per unit price or other underlying value of transaction
               computed pursuant to Exchange Act Rule 0-11 (set forth the Samount on which the filing fee is calculated and state how it was determined):

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         (4)   Proposed maximum aggregate value of transaction:

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         (5)   Total fee Paid:

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    [ ]  Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount Previously Paid:

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
                             THE MILLS CORPORATION
                             1300 WILSON BOULEVARD
                                   SUITE 400
                              ARLINGTON, VA  22209
                        SPECIAL MEETING OF SHAREHOLDERS

                                              , 1997
                        ------------------ ---

                                                               January ___, 1997

Dear Fellow Shareholder:

         You are cordially invited to attend a special meeting of the shareholders of The Mills Corporation (the "Company") on ____________ ___, 1997, at 10:00 a.m., Eastern Standard Time, at the Hyatt Arlington Hotel located at 1325 Wilson Boulevard, Arlington, VA. This special meeting is being called to take action on two proposals which, although somewhat technical, are very important to the Company. These proposals, if adopted, should significantly enhance the Company's ability to secure capital for its strategic development program.

         1. THE COMPANY IS SEEKING SHAREHOLDER APPROVAL OF POTENTIAL EQUITY FINANCING TRANSACTIONS WITH AFFILIATES OF KAN AM US, INC. ("KAN AM") WHICH, IF CONCLUDED SUCCESSFULLY, COULD GENERATE UP TO $150,000,000 IN ADDITIONAL EQUITY CAPITAL FOR THE MILLS LIMITED PARTNERSHIP (THE "OPERATING PARTNERSHIP"), OF WHICH THE COMPANY IS THE GENERAL PARTNER.

         In November 1996, the Company opened Ontario Mills, California. This "grand opening" signals the first milestone in the Company's mission to develop its signature Mills Projects in major metropolitan markets throughout the United States. Construction is well underway for Grapevine Mills near Dallas, Texas, and Arizona Mills in Tempe, Arizona. The Company also recently announced its intent to search for development opportunities in Canada, through a proposed joint venture with Cambridge Shopping Centres, Ltd., and in other parts of the world, as part of the Company's long range strategic plan.

         In order to develop additional projects like Ontario Mills, Grapevine Mills and Arizona Mills, while complying with the regulations governing real estate investment trusts, the Company must seek additional sources of capital for its projects. As part of this effort, the Company has explored a number of alternatives with its financial advisors. One of the most attractive opportunities that we have identified is the possible contribution of additional capital by Kan Am affiliates in exchange for the issuance of preferred units of limited partnership interest in the Operating Partnership.

         The Company's Bylaws require the Company to obtain the prior approval of its shareholders for such a transaction, and under certain circumstances the rules of the New York Stock Exchange may require such shareholder approval. We are asking the shareholders to approve the basic parameters of an arrangement under which preferred units could be issued to Kan Am. Before concluding such a transaction, the actual terms and conditions of the transaction would be presented to the disinterested directors of the Company for their consideration and approval.

         2. THE COMPANY ALSO IS SEEKING SHAREHOLDER APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION. THIS AMENDMENT WOULD INSURE THAT THE COMPANY WILL REMAIN A "DOMESTICALLY CONTROLLED REIT" FOR FEDERAL INCOME TAX PURPOSES.

         As part of its strategy to attract capital, the Company is considering the issuance of capital stock (or interests in the Operating Partnership that could ultimately be converted into capital stock) to foreign institutional investors. Under current tax laws in the United States, significant tax ramifications could occur to foreign stockholders if a majority of the Company's capital stock were owned by "non-U.S. persons" (as defined in the tax code). The proposed amendment would prohibit the ownership of 50% or more of the Company's capital stock by non-U.S. persons and, as a result, would assure such investors that they would not become subject to such tax ramifications.

         THE DISINTERESTED DIRECTORS HAVE DETERMINED THAT BOTH PROPOSALS ARE IN THE BEST INTERESTS OF SHAREHOLDERS AND RECOMMEND A VOTE "FOR" BOTH PROPOSALS.

         Your vote is important regardless of the number of shares you own. Your failure to vote could result in there being less than the quorum necessary to transact business at the special meeting. In that event, the Company could sustain delays in procuring the capital required to achieve its development mission. Accordingly, we urge you to promptly sign, date and return the enclosed proxy.

                                                       Sincerely,

                                                       Laurence C. Siegel,
                                                       Chairman and
                                                       Chief Executive Officer

PRELIMINARY COPY

                             THE MILLS CORPORATION

                             1300 WILSON BOULEVARD
                                   SUITE 400
                              ARLINGTON, VA  22209

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                TO BE HELD ON ______________________ _____, 1997

         You are cordially invited to attend a special meeting of the shareholders of The Mills Corporation (the "Company") to be held on ________________________________, ________________ ____, 1997, at 10:00 a.m.,
Eastern Standard Time, at the Hyatt Arlington Hotel, 1325 Wilson Boulevard, Arlington, VA, for the following purposes:

         1. To consider and vote upon a proposal to authorize the Company, individually and in its capacity as the general partner of The Mills Limited Partnership (the "Operating Partnership"), to sell to affiliates of Kan Am US, Inc., from time to time, upon the approval of a majority of the disinterested members of the Company's board of directors, up to $150 million of preferred units of limited partnership interest in the Operating Partnership and/or shares of preferred stock, par value $.01 per share, of the Company.

         2. To consider and vote upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to facilitate the Company's continued qualification as a "domestically controlled REIT" for federal income tax purposes by imposing limits on the amount of the Company's capital stock that may be owned by "non-U.S. persons."

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only shareholders of record at the close of business on ___________________ _____, 1996, will be entitled to vote at the meeting or any adjournment thereof.

IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                       BY ORDER OF THE BOARD OF DIRECTORS,



                        , 1997         Thomas E. Frost
------------------ -----               Secretary

PRELIMINARY COPY

                             THE MILLS CORPORATION

                             1300 Wilson Boulevard
                                   Suite 400
                              Arlington, VA  22209

                               ------------------

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS

                TO BE HELD ON ______________________ ____, 1997

         This Proxy Statement is furnished to shareholders of The Mills Corporation (the "Company"), a Delaware corporation, in connection with the solicitation of proxies for use at a Special Meeting of Shareholders (the "Meeting") of the Company to be held on _______________________________,
__________________________ _____, 1997, at 10:00 a.m., Eastern Standard Time,
at the Hyatt Arlington Hotel, 1325 Wilson Boulevard, Arlington, VA, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. This solicitation of proxies is made on behalf of the board of directors of the Company (the "Board of Directors").

         Holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), as of the close of business on the record date, ___________________ ___, 1996, are entitled to receive notice of, and to vote at, the Meeting. The Common Stock constitutes the only class of securities entitled to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on _____________________ ___, 1996, there were 16,905,953 shares of Common Stock issued and outstanding.

                               VOTING PROCEDURES

         Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted for Proposal 1, authorizing the sale to affiliates of Kan Am US, Inc. ("Kan Am"), from time to time upon the approval of a majority of the disinterested members of the Board of Directors, of up to $150 million of preferred stock of the Company or preferred units of limited partnership interest of The Mills Limited Partnership (the "Operating Partnership"), and for Proposal 2 amending the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to facilitate the Company's qualification as a "domestically controlled REIT" for federal income tax purposes by imposing limits on the amount of the Company's capital stock that may be owned by "non-U.S. persons."

         For purposes of Section 3.14 of the Company's Amended and Restated Bylaws (the "Bylaws"), Proposal 1 requires the approval of a majority of the votes cast. Under the Bylaws, abstentions are deemed present for purposes of determining whether a quorum is present but are not treated as votes cast. Accordingly, for purposes of the Bylaws, abstentions will not count as votes for or against the proposal. For purposes of the New York Stock Exchange ("NYSE") approval requirements, Proposal 1 requires the approval of a majority of votes cast, provided that the total votes cast on the proposal represent more than 50% of the shares entitled to vote. Accordingly, abstentions will not count as votes for or against the proposal for purposes of the NYSE requirement, nor will they be counted as votes cast in determining whether more than 50% of the outstanding shares of Common Stock were voted on the proposal.

         Brokers or nominees who do not have discretionary power to vote shares held in their name and who have not received instructions from the beneficial owner or other person entitled to vote the shares (commonly called "broker non-votes") will not be entitled to vote or give a proxy to vote such shares on Proposal 1 or Proposal 2 under the rules of the NYSE. Shares represented by broker non-votes will be counted in determining whether a quorum is present at the Meeting but will not be treated as votes cast for purposes of Proposal 1. Accordingly, broker non-votes relating to Proposal 1 will have the same effect as abstentions for purposes of both the Bylaws and the NYSE rules.

         If Proposal 1 receives sufficient affirmative votes to satisfy the approval requirements of the Bylaws but fails to obtain the affirmative votes necessary to satisfy the requirements of the NYSE, the Company will be able to sell preferred securities in accordance with the proposal, provided that the number of securities issued are not convertible into or exchangeable for (or deemed exchangeable for) more than 20% of the number of shares of Common Stock outstanding on the date of such sale. If the proposal does not receive sufficient affirmative votes under either requirement, the Operating Partnership will not be able to issue partnership interests to affiliates of Kan Am ("Kan Am Affiliates"). The Company, however, will be able to sell preferred stock (as well as Common Stock) to Kan Am Affiliates, since Section
3.14 of the Bylaws does not require shareholder approval of the issuance to Kan Am Affiliates of Company securities (as opposed to securities of the Operating Partnership).

         Approval of Proposal 2 requires the affirmative vote of a majority of the outstanding shares of Common Stock. Accordingly, abstentions and broker non-votes will have the same effect as votes against Proposal 2.

         The Company knows of no business other than that set forth above to be transacted at the Meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

         To be voted, proxies must be filed with the Secretary of the Company prior to the time of voting. Proxies may be revoked at any time before exercise thereof by filing a notice of such revocation or a later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

         This Proxy Statement and the proxy card were mailed to shareholders on or about ___________________ _____, 1997. The executive offices of the Company are located at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209.

           AUTHORIZATION OF APPROVAL OF SALE OF PREFERRED SECURITIES
                             TO KAN AM AFFILIATES

                                  (PROPOSAL 1)

                 The Company is soliciting approval of a proposal to authorize the Company, individually and as the general partner of the Operating Partnership, to approve, by a majority vote of the disinterested members of the Board of Directors, sales to Kan Am Affiliates, in one or more transactions, of up to $150 million of preferred stock, par value $.01 per share, of the Company ("Preferred Stock") and/or preferred units of limited partnership interest of the Operating Partnership ("Preferred Units" and, together with the Preferred Stock, "Preferred Securities") on the terms and subject to the conditions described below.

REASONS FOR SEEKING SHAREHOLDER APPROVAL

                 Shareholder approval of the proposed authorization to sell Preferred Securities to Kan Am Affiliates is not required by Delaware law (under which the Company was incorporated), the Company's Certificate of Incorporation, or the partnership agreement of the Operating Partnership (the "Partnership Agreement"). Instead, the Company is seeking shareholder approval of the proposal for purposes of satisfying the requirements of the Bylaws and, to the extent required, the rules of the NYSE.

                 The Bylaws. Section 3.14 of the Bylaws sets forth certain approvals that must be obtained when a director of the Company has an interest in a transaction proposed to be entered into by the Company. This section states:

                          All matters in which a director of the corporation is an interested party shall require the approval of a majority of the disinterested directors; provided that no joint venture or similar arrangement between the Corporation or an entity controlled, directly or indirectly, by the Corporation and Kan Am US, Inc. ("Kan Am"), or an entity under common control with Kan Am, shall be entered into without the prior approval of the shareholders so long as any person who is an officer, director, shareholder, employee or partner in Kan Am or an entity under common control with Kan Am is a director of the Corporation.

                 This provision was added to the Bylaws prior to the Company's initial public offering of Common Stock, in recognition of the fact that, after the formation transactions occurring in conjunction with the initial public offering, Kan Am would own beneficially a substantial amount of the equity of the Operating Partnership and would have three representatives on the Company's nine-member Board of Directors (the Board of Directors now has twelve members). The provision represented a determination by the directors of the Company prior to the initial public offering that it generally would be desirable to seek shareholder approval before engaging in additional transactions with Kan Am. Consistent with Section 3.14 of the Bylaws, on February 16, 1995, the Company obtained shareholder approval of a proposal to authorize the Operating Partnership to enter into joint ventures with affiliates of Kan Am on certain terms approved by the disinterested directors. Because the sale of Preferred Units (but not Preferred Stock) to Kan Am Affiliates would create an arrangement similar to a joint venture, the Company has decided to seek approval of the issuance of Preferred Units to Kan Am Affiliates under Section
3.14 of the Bylaws.

                 New York Stock Exchange Requirements. The Company also is seeking shareholder approval of Proposal 1 for purposes of the rules of the NYSE. The rules of the NYSE require, as a condition to the continued listing of the Common Stock on the NYSE, that the Company submit for shareholder approval any transaction or series of related transactions (other than a public offering for cash) in which the Company issues securities representing, or that could be converted into or exchanged for, a number of shares of Common Stock representing 20% or more of the shares outstanding immediately prior to such issuance. The Company anticipates that any Preferred Stock sold to Kan Am Affiliates would be convertible into Common Stock and that any Preferred Units sold to Kan Am Affiliates would be convertible into Common Units, which are exchangeable under the Partnership Agreement for shares of Common Stock or, at the Company's option, the cash equivalent thereof. If Proposal 1 is approved, it is possible that Preferred Securities sold to Kan Am Affiliates over time could, if converted into or exchanged for Common Stock, result in the issuance of Common Stock in excess of the 20% threshold. Accordingly, the Company is seeking approval of the proposal for purposes of satisfying the NYSE shareholder approval requirements.

TERMS OF PREFERRED SECURITIES

                 The terms of any Preferred Securities issued to Kan Am Affiliates will be established from time to time by the disinterested members of the Board of Directors, and are expected to include the terms described below.

                 DESCRIPTION OF PREFERRED UNITS

                 Classification of Units. As the general partner of the Operating Partnership, the Company will amend the Partnership Agreement to reclassify the existing partnership units (both limited and general) as "Class A Units," the terms of which will not otherwise be changed. In connection with each new issuance of Preferred Units, if any, the Company will establish a new class of limited partnership units denominated as "Class B Units," "Class C Units," "Class D Units," etc. Each class of Preferred Units will be issued separately, upon receipt of the required capital contribution from the purchasing Kan Am Affiliates.

                 Purchase Price. The price per Preferred Unit issued to a Kan Am Affiliate will be equal to 110% of the "fair market value" of a share of Common Stock. For this purpose, the Common Stock will be deemed to have a fair market value equal to the average of the closing prices of the Common Stock on the NYSE for the 15 consecutive trading days immediately preceding the date of issuance of the first Preferred Units of that Class (or, if no sales of Common Stock take place on any such day, the average of the closing bid and asked prices on such day).

                 Conversion Rights. Preferred Units issued to a Kan Am Affiliate will be convertible into Class A Units, at the election of the holder, at any time on or after the third anniversary of their issuance. Consistent with the existing terms of the Partnership Agreement, the Class A Units received upon conversion of Preferred Units will be exchangeable, at the election of the holder, for an equal number of shares of Common Stock or, at the Company's election, the cash value of such shares. A director who has a direct or indirect interest in Class A Units tendered for exchange may not vote on whether the Company will elect to pay cash in connection with such exchange. The Company will provide certain registration rights for any shares of Common Stock issued in exchange for Class A Units.

                 Distribution Preference. Holders of Preferred Units issued to a Kan Am Affiliate will receive a cumulative preferential annual distribution equal to a specified percentage of their capital contributions to the Operating Partnership, payable quarterly on the fifth day following the end of the calendar quarter. Each class of Preferred Units issued to Kan Am Affiliates will rank pari passu with each other class of Preferred Units issued to Kan Am Affiliates, and all such Preferred Units will participate ratably in the preferential distribution. Following payment of all required preferential distributions on Preferred Units for any quarter, the remaining distributable cash will be distributed to the holders of the Class A Units (including the Company) on a pro rata basis.

                 Liquidation Preference. Upon a liquidation of the Operating Partnership, the holders of Preferred Units will be entitled to receive a preferred return of their capital contributions, plus any unpaid preferred distributions, prior to the return of capital to the holders of any class of Preferred Units ranking junior to such Preferred Units and then to the holders of Class A Units, subject to there being enough gain on liquidation to restore the capital accounts of holders of Preferred Units to the amount of their original capital contributions plus any unpaid preferred distributions. (Any gain upon liquidation would be allocated first to the holders of Preferred Units in amounts sufficient to restore their capital accounts to the amount of their original capital contributions plus any unpaid preferred distribution.)

                 Income Allocation. Income and loss of the Operating Partnership generally will be allocated to holders of Class A Units and holders of Preferred Units proportionately based on their respective capital contributions, without regard for the preferential amounts payable to holders of Preferred Units. Under this allocation method, holders of Preferred Units will recognize less income (and holders of Class A Units, including the Company (and shareholders of the Company's Common Stock), will recognize correspondingly more income) each year than would be the case if holders of Preferred Units were allocated income corresponding to their preferential distributions.

                 Voting Rights. Holders of Preferred Units issued to Kan Am Affiliates will vote together with holders of Class A Units and will have a number of votes equal to the number of Class A Units into which their Preferred Units are convertible. The Company, as general partner of the Operating Partnership, has sole authority and discretion in the management and control of the business and affairs of the Operating Partnership. The consent of a majority of the outstanding limited partnership interests is required only as to certain limited matters, including the amendment of the Partnership Agreement in certain limited circumstances, the admission of a substitute or successor general partner, and the continuation of the Operating Partnership after the withdrawal of the last general partner. The general partner does not need the consent of the limited partners to sell all or substantially all of the Operating Partnership's assets or to dissolve the Operating Partnership. Limited partners do not have the power to remove the general partner.
Moreover, holders of limited partnership interests in the Operating Partnership (whether Class A Units or Preferred Units) do not vote on the election of directors of the Company.

                 Restrictions on Future Issuances of Units. The terms of each class of Preferred Units will provide that the Operating Partnership may not issue any equity securities that are senior to such Preferred Units. In addition, the Operating Partnership will agree not to issue any Preferred Units ranking pari passu with Preferred Units issued to Kan Am Affiliates with respect to distribution or liquidation rights unless the required annual preferential distribution on all such Preferred Units would amount to less than 20% of the Operating Partnership's funds from operations during the immediately preceding 12 months.

                 PREFERRED STOCK

                 The Board of Directors is empowered under the Certificate of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without shareholder approval. The Board of Directors may determine the relative preferences, rights and other terms of each class or series of Preferred Stock so issued. If any shares of Preferred Stock are issued to a Kan Am Affiliate, the preferences, rights, privileges and other terms of each series or class of Preferred Stock will be determined by a majority of the disinterested members of the Board of Directors, in negotiation with the purchasing Kan Am Affiliates. The terms of any class or series of Preferred Stock will include, but not be limited to, the stated value of the Preferred Stock, the dividend rate, whether dividends will accumulate, the liquidation preference (if any), conversion rights, redemption rights and voting rights.

USE OF PROCEEDS

                 The Company currently expects the net proceeds of any sale of Preferred Securities to be used to repay outstanding indebtedness and to fund the development of additional Mills-type super-regional, value-oriented malls and other retail properties.

CURRENT NEGOTIATIONS

                 The Company also is negotiating with Kan Am to retain Kan Am or one of its affiliates to serve as placement agent with respect to a possible sale of up to $50 million of Preferred Securities, some or all of which may be purchased by Kan Am Affiliates if Proposal 1 is approved. If any sales are consummated pursuant to the placement agent arrangement, the Company anticipates that Kan Am, or one of its affiliates, will receive a placement fee equal to six percent of the equity capital raised. This agency arrangement with Kan Am does not require shareholder approval to the extent that sales are made to persons other than Kan Am Affiliates, and the Company intends to pursue its negotiations with Kan Am with respect to such sales whether or not shareholders approve Proposal 1.

                 The transaction currently under discussion with Kan Am provides for the possible issuance of Preferred Units having the following terms: (a) a cumulative preferred distribution of 9% per annum, payable quarterly, and a liquidation preference equal to the original purchase price plus any unpaid preferred return; (b) a purchase price per Preferred Unit equal to 110% of the fair market value of a share of Common Stock at the time of initial issuance of Preferred Units of that class; (c) conversion at the holder's option after three years, on a one-for-one basis, into Common Units (which will be immediately exchangeable under the Partnership Agreement on a one-for-one basis for Common Stock or, at the Company's election, the cash equivalent thereof); and (d) registration rights pursuant to which Common Stock received upon the exchange of Preferred Units may be registered for resale pursuant to a registration statement to be filed by the Company upon receipt of a written request of the holders of such a specified minimum amount of Common Stock. The commencement of negotiations with Kan Am was approved by the Board of Directors, including a majority of the disinterested directors, and the final terms of any transaction will be subject to the approval of a majority of the disinterested directors.

                 The Company has retained [a nationally recognized investment banking firm] to serve as financial advisor in connection with its current negotiations with Kan Am Affiliates. The Company may, but will not be obligated to, obtain a "fairness opinion" in connection with any issuance of Preferred Securities to a Kan Am Affiliate, stating the opinion of the financial advisor that the terms of the proposed transaction are fair to the partners of the Operating Partnership (including the Company) from a financial point of view.

RECOMMENDATION OF THE BOARD

                 The Board is requesting approval of the foregoing proposal to facilitate its business strategy of developing additional Mills-type super-regional, value-oriented malls and other retail properties. The Board of Directors, including a majority of the disinterested directors, has approved the proposal and has determined that the proposal is in the best interests of the Company and its shareholders. THE DISINTERESTED MEMBERS OF THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" APPROVAL OF THIS PROPOSAL. The three directors affiliated with Kan Am did not vote on the recommendation.

FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

                 The Board of Directors believes that enabling the Company and the Operating Partnership to sell Preferred Securities to Kan Am Affiliates is in the best interests of the Company and its shareholders because it affords the Company an attractive opportunity to raise additional equity capital on favorable terms. By providing up to $150 million of capital to the Company on favorable terms, the Kan Am Affiliates provide the potential to enable the Company to continue to develop additional Mills-type projects without incurring the delays and expense that can be involved in public equity offerings.

                 Among the reasons why the disinterested members of the Board of Directors recommended approval of the Proposal are the following:

         - Continuation of Business Strategy. The Company's business strategy is to develop, through the Operating Partnership, additional Mills-type super-regional, value-oriented malls in major metropolitan areas of the United States and Canada, and to explore the possibility of developing additional retail properties in other countries as well. The Company currently anticipates that it will incur substantial additional development costs through 1999 in regard to these projects.
                 To date, the Operating Partnership has financed development costs through a combination of additional construction financing, a bank line of credit, excess proceeds of the Sawgrass Mills and Potomac Mills refinancings, and equity from joint venture partners (including affiliates of Kan Am). Additional equity will be required for the proposed developments if the Operating Partnership is to maintain an appropriate debt to total market capitalization ratio.

         - Access to Capital on Favorable Terms. The ability to sell securities to Kan Am Affiliates will afford the Company potential access to capital at a price per Preferred Security exceeding the market price of a share of Common Stock. The capital that would be invested by Kan Am will be utilized to help the Company achieve growth and development that may not otherwise be attainable under current circumstances.

         - Access to Other Capital. In addition to providing needed capital, the sale of equity securities to Kan Am Affiliates is expected to facilitate the Company's access to equity capital in the public markets and elsewhere because such sales will improve the Company's debt-to-equity ratio and increase its total capitalization. The Board of Directors believes that greater access to the capital markets should further enhance the Company's ability to grow, and therefore considers this to be a positive factor in favor of the proposal.

         - Prior and Ongoing Relationship with Kan Am. Kan Am has proven a reliable source of equity in the past. The Board of Directors believes that the Company has benefited and will continue to benefit significantly from its association with Kan Am and its affiliates.

         - Effect on Dividend Policy. The Board of Directors believes that the sale of Preferred Securities on terms providing for a preferred return of capital will not adversely affect the amount of cash otherwise distributable to the holders of the Company's Common Stock. The Company anticipates that the preferred return payable on any Preferred Securities will be equal to or less than the cost of other forms of capital to which the Company might have access to fund its ongoing development projects and other operations. The Board of Directors does not expect its dividend policy to be affected by either the rate of return applicable to any class or series of Preferred Securities or by the preferential rights of holders of Preferred Securities.

         - Control of Operating Partnership. Kan Am owns directly and indirectly approximately 39.95% of the partnership interests ("Units") of the Operating Partnership. The Company is the sole general partner of the Operating Partnership and owns approximately 50.86% of the outstanding Units. The sale of Preferred Units to Kan Am Affiliates may have the effect of reducing the Company's percentage ownership of outstanding Units to less than 50%. The Company does not, however, expect any reduction in its percentage ownership of the Operating Partnership to affect its ability to control the business or operations of the Operating Partnership. As the sole general partner of the Operating Partnership, the Company is charged with sole responsibility for the management and operation of the Operating Partnership. The general partner does not need the consent of the limited partners to sell all or substantially all of the Operating Partnership's assets or to dissolve the Operating Partnership. The only matters as to which the limited partners of the Operating Partnership must consent, and with respect to which ownership of a majority of outstanding voting securities of the Operating Partnership might prove beneficial, are the amendment of the Partnership Agreement in certain limited circumstances, the admission of a substitute or successor general partner, and the continuation of the Operating Partnership after the withdrawal of the last general partner. The limited partners of the Operating Partnership may not remove the Company as the general partner without the Company's consent. Because control of the Operating Partnership is vested in the Company, as general partner, the Company does not expect that shareholders would be adversely affected if Kan Am or its affiliates were to own more than 50% of the outstanding Units. In determining the desirability of issuing any Preferred Units to Kan Am Affiliates in the future, however, the disinterested directors will take into consideration whether the issuance would result in Kan Am's becoming the beneficial owner of more than 50% of the outstanding Units.

              PROPOSAL TO AMEND THE OWNERSHIP RESTRICTIONS IN THE
                          CERTIFICATE OF INCORPORATION

                                  (PROPOSAL 2)

         The Company is soliciting approval of a proposal to amend Article XII of the Certificate of Incorporation to add limitations on ownership of the Company's capital stock to facilitate the Company's continued qualification as a "domestically controlled REIT" for federal income tax purposes. This amendment would prevent any "non-U.S. person" (generally, any individual who is not a citizen or resident of the United States or any entity that is not organized under the laws of the United States or one of its political subdivisions) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT."

REASONS FOR SEEKING SHAREHOLDER APPROVAL

         Shareholder approval of the amendment to the Certificate of Incorporation is required by Delaware law and the Certificate of Incorporation.

         Delaware Law. Section 242 of the General Corporation Law of the State of Delaware requires shareholder approval to amend a certificate of incorporation to change the limitations or restrictions of rights pertaining to shares of capital stock. Such amendment requires the affirmative vote of the holders of a majority of the outstanding Common Stock.

         Certificate of Incorporation. Article XI of the Certificate of Incorporation requires the affirmative vote of the holders of both (a) a majority of the members of the Board of Directors then in office, and (b) a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class, to approve any amendment to Article XII of the Certificate of Incorporation.

DESCRIPTION OF THE AMENDMENT

         If Proposal 2 is adopted, the following definition will be added to
Article XII, "Section 12.1 Defined Terms," of the Certificate of Incorporation, and will read as follows:

                 "(h)  "NON-U.S. PERSON" shall mean any Person who (i) is not
                 --------------------------------------------------------------
                 (A) a citizen or resident of the United States, (B) a
                 --------------------------------------------------------------
                 partnership created or organized in the United States or under
                 --------------------------------------------------------------
                 the laws of the United States or any state therein (including
                 --------------------------------------------------------------
                 the District of Columbia), or (C) a corporation created or
                 --------------------------------------------------------------
                 organized in the United States or under the laws of the United
                 --------------------------------------------------------------
                 States or any state therein (including the District of
                 --------------------------------------------------------------
                 Columbia), or (ii) that is a foreign estate or foreign trust
                 --------------------------------------------------------------
                 within the meaning of Section 7701(a)(31) of the Code."
                 -------------------------------------------------------


         If Proposal 2 is adopted, Article XII, Section 12.2 of the Certificate of Incorporation will be amended to read as follows (new language is underlined, and language to be deleted is stricken through):

                 "Section 12.2    Restrictions.
                                  ------------

                 (a) Except as provided in Section 12.11, during the period commencing on the date of the IPO and prior to the Restriction Termination Date: (i) no Person (other than an Existing Holder) shall Acquire any shares of capital stock of the Corporation if, as the result of such Acquisition, such Person shall Beneficially Own shares of capital stock in excess of the Ownership Limit; (ii) no Existing Holder shall Acquire shares of capital stock xxxxxxxxxxxxxxxxxx of the Corporation
                                        [of the Corporation]
                 if, as a result of such Acquisition, the Existing Holders, taken together, would Beneficially Own shares of capital stock of the Corporation in excess of the Existing Holder Limit or if the only Existing Holder would own shares of capital stock of the Corporation in excess of the Existing Holder Limit;
                 (iii) no Person shall Acquire any shares of capital stock of the Corporation if, as a result of such Acquisition, the capital stock of the Corporation would be directly or indirectly owned by less than 100 (Persons (determined without reference to any rules of attribution); xxx (iv) no Person
                                                        [and]
                 shall Acquire any shares of capital stock of the Corporation if as a result of such Acquisition, the Corporation would be "closely held" within the meaning of Code Section 856(h); and
                                                                           ---
                 (v) no Person shall Acquire any shares of capital stock of the
                 --------------------------------------------------------------
                 Corporation if, as a result of such acquisition, the fair
                 --------------------------------------------------------------
                 market value of the shares of capital stock of the Corporation
                 --------------------------------------------------------------
                 owned directly and indirectly by Non- U.S. Persons would
                 --------------------------------------------------------------
                 comprise 50% or more of the fair market value of the issued
                 --------------------------------------------------------------
                 and outstanding shares of capital stock of the Corporation.
                 --------------------------------------------------------------
                 For purposes of Section 12.2(a)(v) above, the Board of
                 --------------------------------------------------------------
                 Directors, in its sole and absolute discretion, may treat
                 --------------------------------------------------------------
                 shares owned by a partnership, trust or estate as being owned
                 --------------------------------------------------------------
                 proportionately by its partners or beneficiaries, to the
                 --------------------------------------------------------------
                 extent the Board of Directors determines such treatment to be
                 --------------------------------------------------------------
                 necessary or advisable to help maintain the Corporation's
                 --------------------------------------------------------------
                 qualification as a "domestically controlled REIT" under the
                 --------------------------------------------------------------
                 U.S. Internal Revenue Code.
                 ---------------------------

         (b) Any Transfer that would result in a violation of any of the restrictions in Section 12.2(a) shall be void ab initio as to the Transfer of such shares of capital stock that would cause the violation of the applicable restriction in Section 12.2(a), and the intended transferee shall acquire no rights in such shares of capital stock."

RECOMMENDATION OF THE BOARD

     The Board of Directors is requesting approval of the foregoing proposal to retain and attract capital investments by Non-U.S. Persons. The Board of Directors has adopted resolutions setting forth the proposed amendment, declaring its advisability, and calling this Meeting to consider the proposal. The Board of Directors has determined that the proposal is in the best interest of the Company and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

PURPOSE AND EFFECT OF THE AMENDMENT

     The Board of Directors believes that approval of the proposal is important for the Company to continue to attract investment from Non-U.S. Persons. Generally, a sale of securities of the Company by a Non-U.S. Person will not be subject to U.S. taxation under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") unless such securities constitute a United States Real Property Interest ("USRPI"). (A Non-U.S. Person is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source.) Securities of the Company will not constitute a USRPI if the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a real estate investment trust ("REIT") in which, at all times during a specified testing period, less than 50% in value of its securities is held directly or indirectly by Non-U.S. Persons. In the event that the stockholders of the Company who are Non-U.S. Persons own collectively 50% or more, in value, of the outstanding capital stock of the Company, the Company would cease to be a "domestically controlled REIT."

     If the Company does not qualify as a "domestically controlled REIT," a Non-U.S. Person's sale of securities of the Company generally will be subject to a U.S. tax under FIRPTA as a sale of a USRPI unless (i) the securities sold are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market, and (ii) the selling Non-U.S. Person held five percent or less of the Company's outstanding equity securities at all times during a specified testing period. If there were a significant risk that the Company did not qualify as a "domestically controlled REIT," Non-U.S. Persons might be deterred from purchasing significant blocks of the Company's Common Stock (where the block could exceed five percent of the Company's outstanding equity securities) and could significantly limit the Company's ability to sell to Non-U.S. Persons classes of preferred stock that might not qualify as "regularly traded" on an established securities market. Thus, the Company does not believe these considerations will directly affect any of its existing shareholders who are Non-U.S. Persons.

     If gain on the sale of the Company's securities were subject to taxation under FIRPTA, the Non-U.S. Person would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of securities could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

     If a Non-U.S. Person were to acquire shares of stock of the Company in violation of this prohibition (a "Transferee"), the capital stock being transferred (or, in the case of an event other than a transfer, the capital stock beneficially owned) that would cause this restriction on ownership to be violated shall be automatically exchanged for Excess Stock that will be transferred, by operation of law, to the Company as a trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating a restriction on ownership). While held in trust, the Excess Stock will not be entitled to vote, will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote, and will not be entitled to participate in any distributions made by the Company other than liquidating distributions. The Transferee may, at any time the Excess Stock is held by the Company in trust, designate a beneficiary of such Transferee's interest in the trust (representing the number of shares of Excess Stock attributable to the capital stock originally by the transferor-shareholder), provided that (i) the price paid by such designated beneficiaries does not exceed the price paid by the Transferee and (ii) the designated beneficiary's ownership of the capital stock represented by such Excess Stock would be permitted under Section 12.2 of the Certificate of Incorporation. Immediately following such designation, the Excess Stock would automatically be exchanged for capital stock out of the class of which the Excess Stock resulted. In addition, the Company would have the right, for a period of 90 days during the time the Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the Transferee at a price equal to the lesser of the price paid for the stock on the date the Company exercises its option to purchase the stock or, if the capital stock being redeemed is not then being traded, the average of the last reported sales of the capital stock to be redeemed on the ten days immediately preceding the relevant date. This 90-day period commences on the date of the violative transfer if the Transferee gives notice of the transfer to the Company, or the date the Board of Directors determines that violative transfer has occurred if no notice is provided. Article XII in its current form does not contain any restrictions on acquisitions of the Company's capital stock by Non-U.S. Persons.

REQUIRED VOTE AND RELATED MATTERS

     The affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon is required to approve Proposal
2.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of September 30, 1996 for (1) each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, (2) each director of the Company and each of the Company's most highly compensated executive officers, and (3) the directors and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Units owned by a person named in the table are included in the "Number of Shares of Common Stock" column because Units are exchangeable, at the option of the holder, for cash equal to the value of an equal number of shares of Common Stock or, at the election of the Company, for an equal number of shares of Common Stock. Because of limitations on ownership of Common Stock imposed by the Company's Amended and Restated Certificate of Incorporation, some holders of Units listed below could not in fact redeem all of their Units for Common Stock without divesting a substantial number of shares of Common Stock in connection with the redemption. The extent to which a person holds Units as opposed to Common Stock is set forth in the footnotes. The address of the directors, executive officers, and beneficial owners included in the table below is 1300 Wilson Boulevard, Suite 400, Arlington, VA 22209 unless otherwise provided.

                                                                                               PERCENT OF
                                               NUMBER OF               PERCENT OF              SHARES OF
NAME AND BUSINESS ADDRESS                      SHARES OF               SHARES OF              COMMON STOCK
OF BENEFICIAL OWNER                          COMMON STOCK            COMMON STOCK (1)         AND UNITS (2)
-------------------------------------       --------------           -----------------        -------------
Laurence C. Siegel  . . . . . . . . . . .     879,954 (3)                  5.05%                   2.65%

Peter B. McMillan . . . . . . . . . . . .       8,800                      0.05%                   0.03%

James F. Dausch . . . . . . . . . . . . .       1,000                      0.01%                   --

Kent S. Digby . . . . . . . . . . . . . .       4,846 (4)                  0.03%                   0.01%

Dietrich von Boetticher . . . . . . . . .     297,192 (5)                  1.73%                   0.89%

John Ingram . . . . . . . . . . . . . . .       5,000                      0.03%                   0.02%

Charles R. Black, Jr. . . . . . . . . . .          --                      --                      --

James C. Braithwaite  . . . . . . . . . .      88,018 (6)                  0.50%                   0.26%

Joseph B. Gildenhorn  . . . . . . . . . .      11,100 (7)                  0.07%                   0.03%

Peter A. Gordon . . . . . . . . . . . . .          --                      --                      --

Herbert S. Miller.  . . . . . . . . . . .   1,494,563 (8)                  8.22%                   4.50%

Harry H. Nick . . . . . . . . . . . . . .     296,521 (9)                  1.74%                   0.89%

Franz von Perfall . . . . . . . . . . . .      56,879(10)                  0.34%                   0.17%

Robert P. Pincus  . . . . . . . . . . . .       4,000                      0.02%                   0.01%

Cohen & Steers Capital Management, Inc. .   2,470,500(11)                 14.61%                   7.43%
757 Third Avenue
New York, New York  10017

Kan Am  . . . . . . . . . . . . . . . . .  13,279,484(12)                 43.99%                  39.95%
  3495 Piedmont Road
  Ten Piedmont Center, Suite 520
  Atlanta, Georgia  30305

All executive officers and directors
 as a group (18 persons)  . . . . . . . .   3,151,690(13)                 16.36%(14)               9.48%(15)

-----------------------

*     Less than 1%

----------------------------

(1) For purposes of this calculation, the shares of Common Stock deemed outstanding includes 16,905,953 shares of Common Stock outstanding as of September 30, 1996 plus the number of shares of Common Stock issuable to the named person(s) upon redemption of the Units held by such named person(s).

(2) For purposes of this calculation, the number of shares of Common Stock and Units deemed outstanding includes 16,905,953 shares of Common Stock outstanding as of September 30, 1996 and 16,332,517 Units outstanding as of September 30, 1996 (excluding Units held by the Company).

(3)   Includes 362,242 shares of Common Stock and 517,712 Units.

(4)   Includes 4,846 Units.

(5)   Includes 297,192 Units.

(6) Includes 85,318 Units. Also includes 1,000 shares held in an IRA over which Mr. Braithwaite has sole voting and investment power, 200 shares held in a joint account for the benefit of Mr. Braithwaite's daughter, and 1,500 shares held in an account for Mr. Braithwaite's mother-in-law with respect to which Mr. Braithwaite shares voting and investment power.

(7) Includes 9,600 shares held directly by Mr. Gildenhorn, and 1,500 shares held as co-trustee of The Gildenhorn/Speisman Family Foundation, Inc., a non-profit family foundation, over which Mr. Gildenhorn shares voting and investment power.

(8) Includes 210,501 shares of Common Stock and 381,416 Units over which Mr. Miller has sole voting and investment power and 902,646 Units over which Mr. Miller has shared voting and/or investment power.

(9)   Includes 186,932 shares of Common Stock and 109,589 Units.

(10)  Includes 56,879 Units.

(11) Includes 2,470,500 shares of Common Stock held by Cohen & Steers Capital Management, Inc. for the benefit of client accounts pursuant to investment advisory arrangements. Cohen & Steers Capital Management, Inc. has voting power with respect to only [1,879,000] of the 2,470,500 shares of Common Stock.

(12) Includes 13,279,484 Units deemed to be beneficially owned by Kan Am as general partner for nine partnerships.

(13)  Includes 796,092 shares of Common Stock and 2,355,598 Units.

(14) For purposes of this calculation, the shares of Common Stock deemed outstanding includes 16,905,953 shares of Common Stock outstanding as of September 30, 1996 and 2,355,598 Units beneficially owned by all executive officers and directors as a group.

(15) The number of shares of Common Stock and Units deemed outstanding for purposes of this calculation is described in note 2 to this table.

                CERTAIN RELATIONSHIPS AND CONFLICTS OF INTERESTS

         The directors affiliated with Kan Am may be deemed to have a conflict of interest in regard to Proposal 1 to be considered at the Meeting. Three of the twelve members of the Board of Directors are currently affiliated with Kan Am. These Kan Am directors abstained in regard to the vote on the proposal to be presented at the Meeting and the call for the Meeting and will abstain in regard to the approval of any future equity investments by Kan Am.

         The Company also is negotiating to retain Kan Am or one of its affiliates to serve as placement agent in connection with the possible sale of up to $50 million of Preferred Securities. If these negotiations are successful, Kan Am or its affiliate will receive a commission of six percent of the capital raised in any such transaction.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

                 The Company hereby incorporates by reference into this Proxy
Statement: (i) Management's Discussion and Analysis set forth at pages 22-25 of the Company's 1995 Annual Report, (ii) the Company's Audited Financial Statements set forth at pages 26-39 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, (iii) the unaudited Financial Statements set forth at pages 1-6 of the Company's Form 10-Q for the quarter ending March 31, 1996, and (iv) the unaudited Financial Statements set forth at pages 1-7 of the Company's Form 10-Q for the quarter ending June 30, 1996.

                 The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of such person and by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any and all of the documents referred to above which may have been or may be incorporated by reference into this Proxy Statement. Such written or oral request should be directed to The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia
22209, Attention:  Investor Relations ((703) 526-5000).

                                 OTHER MATTERS

                 The Company knows of no other matters to be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in proxies returned to the Company to vote such proxies in accordance with their judgment on such matters. Under the Company's Bylaws, no business may be brought before the Meeting other than the proposals set forth in the Notice of Special Meeting of Shareholders and procedural matters that may arise in connection with the Proposal. Representatives of Ernst & Young LLP, the Company's principal accountants, are not expected to be present at the Meeting.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Proposals of shareholders to be presented at the 1997 Annual Meeting of Shareholders must have been received by the Secretary of the Company prior to December 31, 1996 to be considered for inclusion in the Company's proxy material for that meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to SEC Rule 14a-8) must comply with the advance notice provisions and other requirements of Section 2.7 of the Company's Amended and Restated Bylaws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

                          COSTS OF PROXY SOLICITATION

         The costs of soliciting proxies will be borne by the Company and will consist primarily of printing, postage and handling, including the expenses of brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners. Solicitation will be made initially by mail. Solicitation may also be made by the Company's officers, directors or employees, personally or by telephone or telecopy. Solicitation also may be made by paid proxy solicitors. The Company has engaged the firm of Corporate Investor Communications, Inc. ("CIC") to aid it in the solicitation of proxies as required to secure a quorum. CIC will be paid agreed upon amounts for each contact made with shareholders with the fee depending on the nature of the contact (e.g., by mail, by phone, or in person). The total fee to be paid to CIC is estimated at $________ if the Meeting is not required to be adjourned and reconvened. Additional expenses will be incurred if the Meeting is adjourned and to solicit additional proxies to procure a quorum at the adjourned meeting.

         Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By Order of the Board of Directors,


                                          Thomas E. Frost
                                          Secretary

                         , 1997
-------------------- ----

                                                          THE MILLS CORPORATION
 P                                   SPECIAL MEETING OF SHAREHOLDERS ____________________ ___, 1997

 R                                     THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 O                The undersigned does hereby appoint Peter B. McMillan and Thomas E. Frost, or either one of them, with full power of substitution in each, as proxies to vote, on the matters identified and as directed on the reverse side of
 X       this card, or, if not so directed, in accordance with the recommendations of the disinterested members of the Board of
         Directors, all shares of The Mills Corporation (the "Company") held of record by the undersigned at the close of
 Y       business on _________________________ ___, 1996 and entitled to vote at the Special Meeting of Shareholders of the
         Company to be held on _______________________ ___, 1997 at 10:00 a.m. Eastern Standard Time, at the Hyatt Arlington
 -       Hotel located at 1325 Wilson Boulevard, Arlington, Virginia, and upon such other matters as may properly come before the Special Meeting or any adjournments thereof.
 -
                  THIS PROXY, WHEN PROPERLY COMPLETED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
 -       SHAREHOLDER.  UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (i) FOR PROPOSAL 1 TO AUTHORIZE THE
         COMPANY, UPON THE APPROVAL OF A MAJORITY OF THE DISINTERESTED MEMBERS OF THE BOARD OF DIRECTORS, TO SELL TO AFFILIATES
         OF KAN AM US, INC. UP TO $150 MILLION OF PREFERRED UNITS OF LIMITED PARTNERSHIP INTEREST IN THE MILLS LIMITED
         PARTNERSHIP OR SHARES OF PREFERRED STOCK OF THE COMPANY, AND (ii) FOR PROPOSAL 2 TO APPROVE AN AMENDMENT TO THE
         COMPANY'S CERTIFICATE OF INCORPORATION TO FACILITATE THE COMPANY'S CONTINUED QUALIFICATION AS A "DOMESTICALLY
         CONTROLLED REIT" FOR FEDERAL INCOME TAX PURPOSES BY IMPOSING LIMITS ON THE AMOUNT OF THE COMPANY'S CAPITAL STOCK THAT
         MAY BE OWNED BY "NON-U.S. PERSON."

                  You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark boxes if you wish to vote in accordance with the recommendations of the disinterested members of Board of
         Directors.  The proxies cannot vote your shares unless you sign and return this proxy card.

[x]    PLEASE MARK
       YOUR VOTES AS
       IN THIS
       EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION
IS OTHERWISE MADE, THE PROXY WILL BE VOTED FOR THE ITEM OR ITEMS FOR WHICH NO DIRECTION IS MADE, AND IN THE DISCRETION OF THE NAMED
PROXIES AS TO ANY OTHER MATTERS PROPERLY PRESENTED AT THE MEETING.
                                  FOR       AGAINST    ABSTAIN                                    FOR     AGAINST     ABSTAIN
 1. Proposal to authorize         [ ]        [ ]         [ ]       2. Proposal to approve an      [ ]       [ ]         [ ]
    the Company to sell to                                            amendment to the Company's
    affiliates of Kan Am US,                                          Certificate of
    Inc. up to $150 million of                                        Incorporation to facilitate
    preferred units of limited                                        the Company's continued
    partnership interest in                                           qualification as a
    The Mills Limited                                                 "domestically controlled
    Partnership or shares of                                          REIT" for federal income
    preferred stock of the                                            tax purposes. (Proposal 2).
    Company (Proposal 1).

                                                                      The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and accompanying Proxy
                                                                      Statement.

                                                                      PLEASE SIGN BELOW EXACTLY AS NAME APPEARS.  When shares are held by joint tenants, both should sign.  When signing as
                                                                      Guardian, Executor, Administrator, Attorney, Trustee, etc.,
                                                                      please give full title as such. If a corporation, sign in full corporate name, by President or other authorized officer,
                                                                      giving title.  If a partnership, sign in partnership name by authorized person.


                                                                      -------------------------------------------------------------

PLEASE MARK, SIGN, DATE AND RETURN PROXY                              -------------------------------------------------------------
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.                            SIGNATURE(S)                              DATE
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